                           Certificate of Designation
                                 for 1996-Major
                                 Preferred Stock

                                       4.1

                             FIDELITY HOLDINGS, INC.

           Certificate of Designation, Powers, Preferences and Rights
                                     of the
                1996-MAJOR Series of Convertible Preferred Stock
                                ($.0l Par Value)
                       Liquidation Value $10.00 Per Share
                      Pursuant to Section 78.195(6) of the
                     Corporation Law of the State of Nevada


         The undersigned, President of FIDELITY HOLDINGS, INC., a Nevada Corporation (hereinafter called the "Company") does hereby certify as required by NRS 78.195(6) that the following resolution has been duly adopted by the Board of Directors of the Company:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Certificate of Incorporation, as amended (hereinafter the "Certificate of Incorporation") of the Company, there hereby is created, out of the 2,000,000 shares of preferred stock of the Company authorized in Article III of its Certificate of Incorporation (the "Preferred Stock"), a series of 250,000 shares, which series shall have the following designations, powers, preferences, rights, qualifications, limitations and restrictions (in addition to the designations, powers, preferences, rights, qualifications, limitations and restrictions set forth in the Certificate of Incorporation of the Company which are applicable to the Preferred Stock):

         1. Designation.

         The designation of the said series of the Preferred Stock shall be the "The 1996-MAJOR Series of Convertible Preferred Stock" (the 111996-MAJOR Series").

         2. Number of Shares; Par Value.

         The number of shares of the 1996-MAJOR Series shall be limited to 250,000. The shares of the 1996-MAJOR Series shall be issued as full shares and shall have a par value of $.0l per share.

         3. Dividends.

         The holders of the 1996-Major Series of Convertible Preferred Stock shall be entitled to receive, out of \ any funds of the Company at the time legally available for the declaration of dividends, a participating dividend equivalent to that declared and/or paid with respect to the shares of Common Stock, except that each share of the 1996-MAJOR Series of Convertible Preferred Stock shall receive twice the dividend payable with respect to each share of Common Stock, equivalent to the dividend applicable if such preferred shares were converted to Common Shares on the terms and conditions of conversion provided herein.\

         4. Liquidation.

         In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of 1996-MAJOR Series of Convertible Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of Ten Dollars ($10.00) per share, and, in addition to such amount, a further amount equal to the dividends declared but unpaid and accumulated thereon, to the date of such distribution, and no more, before any payment shall be made or any assets distributed to the holders of shares of Common Stock. Under all circumstances, the holders of shares of the 1996-MAJOR Series of Convertible Preferred Stock shall receive the full amount of the available sinking fund, as provided in Section 9 below. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed among the holders of all classes of the 1996MAJOR Series of Convertible Preferred Shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of the 1996-MAJOR Series.

         5.  Required Repurchase (Put).

         Commencing July 1, 1997, the holders of the 1996-MAJOR Series of Convertible Preferred Stock shall have the right to require that the Company repurchase the shares of such 1996-MAJOR Series, as provided herein. Such right shall be exercisable at any time after July 1, 1997 and from time to time, subject to the following restrictions and limitations:

         (a) The repurchase price (Put price) shall be Ten Dollars ($10.00) per share.

         (b) Shares put for repurchase shall be repurchased, subject to "c" following, within ten (10) business days following receipt of the put. Puts shall be made by transmittal to the Company of certificates for sufficient shares to cover the put being made, together with a written demand specifying the number of shares being put. The Company shall transmit the certificate(s) to the Company's transfer agent with appropriate instructions to return to the holder the shares in excess of those being put.

         (c) The Company shall not be required to repurchase shares in an amount in excess of the sinking fund established as provided in Section 9 below; however, the Company may, in its sole discretion, elect to purchase any portion of any shares put to it from general corporate funds. If demands for repurchase
(puts) exceed the fund available, the Company shall purchase shares to the full extent of the available sinking fund and shall return the unpurchased shares to the putting holder, to the extent unpurchased by the Company under its discretionary purchase option.



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

         (d) The Company shall repurchase shares strictly in the order in which repurchase demands (puts) are made, using the date and time of receipt by the Company to determine priority. If more shares are simultaneously put than can be repurchased from the available sinking fund, the Company shall select by lot those shares to be redeemed to the full extent of the available sinking fund.

         6.       Redemption.

         (a) At any time after December 31, 2001, the Company, at the option of the Board of Directors, may redeem the whole of, or from time to time may redeem any part of, the 1996-MAJOR Series of Convertible Preferred Stock on any dividend date by either (i) paying in cash therefor $15.87 per share and, in addition to such amount, an amount in cash equal to all dividends on the 1996-MAJOR Series of Convertible Preferred Stock declared but unpaid and accumulated up to and including the date fixed for redemption or (ii) to the extent of the available sinking fund, paying in cash therefor $15.87 per share and, in addition to such amount, an amount in cash equal to all dividends on the 1996-MAJOR Series of Convertible Preferred Stock declared but unpaid and accumulated up to and including the date fixed for redemption, and issuing, to the extent of any amount not paid from the available sinking fund, the Company's Bonds, which shall be secured by the continuation of the sinking fund, as provided in section 9 below.

         (b) In case of the redemption of a part only of the outstanding shares of the 1996-MAJOR Series of Convertible Preferred Stock, the Company shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of the 1996-MAJOR Series of Convertible Preferred Stock at any time outstanding may not be redeemed until all dividends declared, accrued and in arrears upon all of the shares of the 1996-MAJOR Series of Convertible Preferred Stock outstanding shall have been paid for all past dividend periods, and until full dividends, if any, for the then current dividend period on all shares of the 1996-MAJOR Series of Convertible Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least 30 days' previous notice by mail, postage prepaid, shall be given to the holders of record of the shares to be redeemed.

         (c) In the event that the Company exercises its right to purchase the 1996-MAJOR Series of Convertible Preferred Stock with Bonds, such Bonds shall bear interest at the current prime rate of interest as set by CitiBank, shall mature on December 31, 2006, shall require quarterly payments of interest, in arrears, on the second Thursday of April, July, October and January, shall require quarterly repayments of principal to the extent of the remaining sinking fund after payment of the interest, and shall be secured by the Sinking Fund as provided in Paragraph 9 below. The Company, at the option of the Board of Directors, may redeem any of such Bonds at any time upon payment of the principal value together with all unpaid interest.

         7. Voting.

         The 1996-MAJOR Series of Convertible Preferred Stock shall have voting rights. For voting purposes, such series shall be considered part of the Common Shares and shall vote with the common stock, rather than as a separate series of preferred stock. Each share of the 1996-MAJOR Series of Convertible Preferred Stock shall have two votes per share, equivalent to the votes applicable if such shares were converted to Common Shares on the terms and conditions of conversion provided herein.

         8. Conversion.

         The shares of 1996-MAJOR Series of Convertible Preferred Stock shall, after the earlier of (1) December 31, 1996 or (2) the effectiveness of a Registration Statement of the Company registering the underlying Common Shares into which the 1996-MAJOR Series of Convertible Preferred Stock shall be convertible, at the option of the respective holders thereof, be convertible into fully paid and nonassessable Common Shares of the Company, upon certain terms and conditions, at any time and f from time to time, except that any of such 1996-MAJOR shares which have been called for redemption shall be convertible up to and including, but not after, the close of business on the tenth (10) day prior to the redemption date.

         (i) In order to exercise the conversion privilege, the holder of any of the shares of the 1996-MAJOR Series to be converted shall surrender the certificate or certificates therefor to any transfer agent of the Company for such shares, duly endorsed in blank for transfer with the signature Medallion guaranteed, accompanied by written notice of election to convert such shares or a portion thereof executed on the form set forth on such certificates or on such other form as may be provided form time to time by the Company.

         As soon as practicable after the surrender of such certificates as provided above, the Company shall cause to be issued and delivered, at the office of such transfer agent, to or on the order of the holder of the certificates thus surrendered, a certificate or certificates for the number of full shares of Common Stock issuable hereunder upon the conversion of such shares of the 1996-MAJOR Series and cash or scrip, as provided in subparagraph
(v) below, in respect of any fraction of a common share issuable upon such conversion. Such conversion shall be deemed to have been effected on the date on which the certificates for such shares of the 1996-MAJOR Series have been surrendered as provided above, and the person in whose name any certificate or certificates for Common Stock are issuable upon conversion shall be deemed to have become on such date the holder of record of the shares represented thereby.

         (ii) The shares of 1996-MAJOR Series of Convertible Preferred Stock shall be convertible into Common Shares of the Company at a conversion price of the lower of (a) Five Dollars ($5.00) for each Common Share or (b) the average of the bid and asked closing prices for the twenty (20) consecutive trading days ending on the day prior to conversion, taking each share of the 1996-MAJOR Series of Convertible Preferred Stock at Ten Dollars ($10.00) per share, so that each such share shall be convertible into at least two (2) Common Shares. No fractional Common Shares shall be issued.

         (iii) Earned and declared but unpaid and accrued or accumulated dividends on the 1996-MAJOR Series of Convertible Preferred Stock shall be convertible in the same manner and on the same terms as the principal $10.00.

         (iv) In case of the voluntary dissolution, liquidation, or winding up of the Company, all conversion rights of the holders of shares of 1996-MAJOR Series of Convertible Preferred Stock shall terminate on a date fixed by the Board of Directors, but not more than thirty (30) days prior to the record date for determining the holders of the Common Shares entitled to receive any distribution upon such dissolution, liquidation or winding up. The Company shall cause notice of the proposed action, and of the date of termination of conversion rights, to be mailed to the holders of record of shares of the 1996MAJOR Series not later than thirty (30) days prior to the date of such termination, and shall promptly give similar notice to each transfer agent for such Preferred Stock and for the Common Stock.

         (v) No fractional share of Common Stock shall be issued upon conversion of any share of the 1996-MAJOR Series, but in lieu of fractional shares the Company shall, at its option, either pay an amount in cash equal to the current market value of such fractional interest, computed on the basis of the last reported sale price of the Common Stock prior to the date of conversion, or issue scrip of the Company in respect thereof. Such scrip shall be noninterest-bearing and non-voting, shall be exchangeable in combination with other similar scrip for the number of full shares of Common Stock represented thereby, shall be issued in such denominations and in such form, shall expire after such reasonable time, which shall not be less than one year from the date of issue, may contain such provisions for the sale for the account of the holder of such scrip of the shares of Common Stock for which such scrip is exchangeable, and shall be subject to such other terms and provisions, if any, as the Board of Directors may from time to time determine prior to the issuance thereof.

         (vi) As long as any of the shares of the 1996-MAJOR Series remain outstanding, the Company shall take all steps necessary to reserve and keep available a number of its authorized but unissued shares of Common Stock sufficient for issuance upon conversion of all such outstanding shares of the 1996-MAJOR Series, and for issuance in exchange for all outstanding scrip certificates.

         (vii) All certificates for the shares of the 1996-MAJOR Series surrendered for conversion as provided herein shall be canceled and retired, and no further shares of the 1996-MAJOR Series shall be issued in lieu thereof the Common Stock.

         (ix) The exercise of the conversion privilege shall be subject to such regulations, not inconsistent with the foregoing provisions of this paragraph, as may from time to be adopted by the Board of Directors of the Company.

         (x) All shares of Common Stock issued upon the conversion of the shares of the 1996-MAJOR Series shall be validly issued and outstanding, and fully paid and nonassessable.

         9. Sinking Fund for Puts, Redemption, and Bond Collateral.

         Upon issuance of any shares of the 1996-MAJOR Series, the Company shall establish a Sinking Fund for (i) meeting any demands for required repurchases of such shares (Puts), (ii) provide funds for the redemption of such shares, and
(iii) provide funds to collateralize and repay any Bonds which may be issued. The Sinking Fund shall be established, funded and utilized as follows:

         (a) on the second Thursday of the first month succeeding the first calendar quarter after the first issuance of any shares of the 1996-MAJOR series, and continuing on the second Thursday of each month (April, July, October and January) succeeding each calendar quarter, the Company shall determine the amount of the Sinking Fund deposit to be made and shall make such deposit, in the name of Major Fleet & Leasing Corp., in such financial institution as the holders of the 1996-Major Series of Convertible Preferred Stockholders or of the Bonds issued for redemption of the 1996-Major Series. The deposit shall be made in such a manner as to safeguard it for the intended purposes. The Sinking Fund shall only be retained as cash or invested in short-term government bills and notes, in interest-bearing savings accounts, or other highly liquid and secure investments.

         (b) The amount of the deposit required shall be equal to the net income determined on a cash basis, after calculated federal, state and local tax liabilities, of Major Fleet & Leasing Corp. derived from revenues from the motor vehicle operations, including transactions with, or through, Major Automotive Group, including but not limited to Major Chevrolet, Geo, Dodge, ChryslerPlymouth, Jeep-Eagle, and Subaru.

         (c) In calculating the net income from motor vehicle operations, the management fee paid under the Management Agreement for such operations shall be deducted but none of the costs, expenses or liabilities incurred by or arising, directly or indirectly, from the other business operations of the Company (i.e., non-motor vehicle operations), shall be deducted, it being the intent to utilize the net I income equivalent to continuing historical operations of Major Fleet & Leasing Corp., determined on a cash basis, as a Sinking Fund. However, a charge of fifteen percent (15%) of the net income, prior to the deduction of the management fee, shall be deducted to compensate for overall corporate expenses not specifically charged to such operations (e.g., accounting and auditing costs, legal/SEC fees and costs, etc.).

         (d) Such Sinking Fund shall be established and funded without reference to the book or taxable income or loss of Major Fleet & Leasing Corp., but solely as provided above.

         (e) No funds deposited , or required to be deposited, in the Sinking fund shall be expended or transferred from the segregated account in the name of Major Fleet & Leasing Corp. except by transfer to the Company as specifically required to meet any requirements, repurchases (Puts), redemptions or Bond repayments.

          (f) Shares of the 1996-MAJOR Series redeemed from general corporate funds of the Company, i.e., out of funds other than the Sinking Fund, may be credited, at the option of the Company, in its sole discretion, against the sinking fund requirements, such credit to be equal to the general corporate funds expended.

         (g) The Sinking Fund requirements shall continue so long as (i) any shares of the 1996-MAJOR Series and/or (ii) and Bonds issued in redemption of shares of the 1996MAJOR Series, shall be outstanding. When all shares of the 1996-MAJOR Series have been repurchased, converted, or redeemed, and when all principal and interest of Bonds issued in redemption of the 1996-MAJOR Series have been repaid in full, the Sinking Fund requirements shall cease and any balance therein not set aside for redemptions and/or Bond repayments shall revert to the general funds of Major Fleet & Leasing Corp. and/or the Company.

         10. Rescission Right.

         (a) If, during the period that the shares of the 1996-MAJOR Series are issued and outstanding, there shall occur an "Event of Rescission", the holders of the shares then issued and outstanding may, upon a vote of a majority of such shares, elect to rescind the exchange transaction in which the shares of the 1996-MAJOR Series are to be issued; i.e., to exchange all of the then issued and outstanding shares of the 1996-MAJOR Series for all of the issued and outstanding shares of Major Fleet & Leasing Corp.

         (b) The Rescission Right shall terminate at midnight, December 31,
2001.

         (c) To exercise the Rescission Right, the holders shall give written demand to the Company accompanied by the certificates for all of the then issued and outstanding shares of the 1996-MAJOR Series endorsed for transfer. Immediately, time being of the essence, the Company shall deliver to such rescinding holders, pro rata to their holdings of the then issued and outstanding shares of the 1996- MAJOR Series, all of the then issued and outstanding shares of capital stock, of all classes and series, of Major Fleet & Leasing Corp.

         (d) The term "Event of Rescission" shall mean:

         (i) Any determination by the Internal Revenue Service that the stock-for-stock exchange does not qualify as a tax-free reorganization.

         (ii) Any breach by the Company of the Reorganization Agreement; or Reorganization Agreement; or

         (iii) Any failure by the Company to establish, fully fund, properly maintain and apply, and/or safeguard the Sinking Fund; or

         (iv) Any breach by the Company of the terms of the 1996-MAJOR Series of Convertible Preferred Stock; or

         (v) Admission by the Company of insolvency, adjudication of the Company as insolvent, and/or an inability or failure of the Company to pay its debts and liabilities in the normal course of business; or

         (vi) Any proceeding shall be commenced by or against the Company relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether nor or hereafter in effect, and any such proceeding shall remain undismissed for a period of ninety (90) days or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or

         (vii) A receiver or trustee is appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged f or a period of sixty (60) days; or

         (viii) Any change in any of the top three executives of the Company (Chairman of the Board, President, CEO), provided that this basis for rescission must be utilized within ninety (90) days of the change or it shall be deemed waived.

         II. No Preemptive Rights.

         No holder of any shares of the 1996-MAJOR Series of Convertible Preferred Stock, as such, shall be entitled as a matter of right to subscribe f or purchase any part of any new or additional issue of shares of any class or series, junior or senior thereto, or securities convertible into, exchangeable for, or exercisable f or the purchase of, shares of any class or series, junior or senior, whether now or hereafter authorized, and whether issued for cash, property, services, by way of dividends, or otherwise.

         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and attested to by its Secretary this 25th day of September, 1996.

                                             FIDELITY HOLDINGS, INC.
ATTEST:
(Corporate Seal]                             By: /s/ Doron Cohen
                                             -------------------
                                             Doron Cohen, President
_______________________________
Richard C. Fox, Secretary

        WHEREAS, BUYER desires promptly to provide the financing and exploitation which SELLER requires and the parties have negotiated with respect to a sale of the PATENTS by SELLER to BUYER on terms and condition which will protect Internationals and Seller's current investment in the PATENTS while securing the needed financing, manufacturing capability, and sales/distribution; and

        WHEREAS, the parties have negotiated with respect to the terms and conditions of the sale and purchase of the PATENTS and desire to formalize and evidence their understandings and agreements in this document;

        NOW, THEREFORE, in consideration of the premises, intending to be legally bound and in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

         1. Sale of PATENTS and Related Assets

         (a) The SELLER hereby sells, transfers, assigns, conveys and delivers, and the BUYER hereby purchases and accepts delivery of, all of the SELLER's rights, title and interest in and to all of the PATENTS owned by the SELLER, including the two United States Patents referred to in the premises, the Canadian filings referred to in the premises, and all other patent applications, patent filings, and patent protections, wherever filed, whether in the United States or in any foreign country.

         (b) In addition, SELLER hereby sells, transfers, assigns, conveys and delivers, and the BUYER hereby purchases and accepts delivery of, all of the seller's rights, title and interest in and to all of the property and assets related, directly and/or indirectly to such PATENTS and patent filings, including, but not limited to (i) all prototypes, models and samples; (ii) all tooling, including jigs, fixtures, etc,.; (ill) all production and manufacturing equipment and machinery and the parts, accessories, supplies, and specifications therefore; (iv) all drawings, sketches blue prints, mylar prints, and product specifications; (v) all booklets, manuals, axles brochures and materials; (vi) all distributorship and dealer contacts, lists, correspondence, proposals, etc.;
(vii) all marketing, feasibility, and product testing studies and surveys and
(viii) all correspondence, papers, contracts, agreements, documents, files, computer data bases, computer software, etc. pertaining or referring to the armored conduit, the PATENTS, ix)o production and manufacture of the armored conduit, and/or the sales and distribution of the armored conduit; all of such property and assets being referred to herein as the "Related Assets".

         All of the foregoing PATENTS and Related Assets being sold and transferred hereunder shall be free and clear of all lions, encumbrances and security agreements and shall be subject only to the liabilities being specifically assumed by the BUYER pursuant to this Agreement.

         (c) It is specifically understood and agreed by the parties hereto that the SELLER is not selling, and the BUYER is not purchasing, the SELLER'S franchise as a corporation, its minute book or its stock issuance and transfer records, or its goodwill, or any assets, business or property not included within sub-paragraphs (a) and/or (b) above. SELLER and International shall maintain their own separate and individual corporate existences and except as specifically provided herein no party shall have any interest in the business, assets, liabilities, revenues, income, cents, expenses and losses of any other party.

         (d) International represents and warrants that, prior to this transaction and this Agreement, it has obtained the approval hereof from a majority of Its stockholders.

         2. Non-Assumption of Liabilities.

         Except as otherwise specifically provided herein, the BUYER is not, and shall not be deemed to have agreed to, assume and pay, perform or otherwise discharge any existing liabilities of the SELLER, including any of the liabilities of the regular business operations of the SELLER or International that may already exist or which may arise or accrue with respect to the operation of International's and/or the SELLER's business hereafter. In no event shall the BUYER be responsible for, or have any liability with respect to sales, use or other similar taxes arising out of this transaction, it being the express intention of the parties that all taxes arising out of this transaction shall be the sole responsibility of the SELLER. Except as specifically set forth in this
Section 2, the BUYER is assuming no liabilities, debts, obligations, income or other taxes, or expenses of the SELLER.

         3. Purchase Price

         (a) The aggregate purchase price to be paid by the BUYER to the SELLER for and in consideration of the sale, transfer and conveyance to the BUYER of the PATENTS and the Related Assets shall consist of:

         (I) a cash purchase price, to be paid in installments;

         (II) a "minimum royalty", by the payment of specific costs; and

         (III) an ongoing, or continuous, royalty based on production or sales.

         (b) The cash purchase price if Five Hundred Thousand Dollars ($500,000), which amount has been set by reference to the investment of SELLER and International in the PATENTS, the development of the armored conduit, and certain efforts to exploit the armored conduit. SELLER and International hereby represent and warrant the such Five Hundred Thousand Dollars ($500,000) is their good faith determination of their combined investment for said purposes and that BUYER has relied upon such determination in establishing the cash purchase price, it being the intent of the parties. that SELLER and International fully recover their investments in equal quarterly installments, in arrears, over the remaining life of the older patent. The parties have agreed on a fourteen (14) year remaining life, calculated as commencing January 1, 1996, which Is fifty-six (56) quarterly installments. The unpaid principal sum shall bear interest at the rate of seven per cent (7%) per annum, simple interest. On or before the second Thursday of January, 1996, BUYER shall pay to SELLER the sum of $4,375 representing interest on the unpaid sum from the date hereof to December 31, 1995. Thereafter, commencing with a payment of $14,078.97 on or before April 11, 1996, BUYER shall pay SELLER, on the second Thursday of the month following the end of each calendar quarter, for 56 consecutive quarters, the sum of $14,078.97 so as to fully amortize the principal sum and the interest on the unpaid balance thereof.

         (c) In addition to the cash purchase price of $500,000, BUYER shall pay the following sums, as indicated, as a "minimum royalty" during the two year period to November 13, 1997;

         (1) During the period from the date hereof to November 13, 1997, BUYER shall select an attorney or attorneys to defend international with respect to the Daniel Topper litigation and shall pay up to the sum of Thirty Thousand Dollars ($30,000) for legal fees and costs, court costs, expert witness fees, depositions and discovery costs, and all other costs and expenses of such litigation; and

         (ii) During the period from the date hereof to November 12, 1997, BUYER shall pay to SELLER and/or International, as directed, the SUM Of $32,000 per year which the recipient shall use for the employment of Peter Curli for the purposes of this Agreement. Mr. Curti shall be assigned to BUYER for the purposes of completing the R&D on the armored conduit, completing the specifications of and purchasing the required machinery initial equipment for production and manufacture of the armored conduit, and supervising the initial manufacturing operations. BUYER has the right, after such two year period, without further compensation to SELLER or International, to hire Mr. Curti directly.

         (d) in addition to the cash purchase price of $500,000 and the minimum royalty" during the first two years of this Agreement, BUYER shall pay an on-going or continuous royalty to SELLER calculated as the greater of (I) five per cent (5%) of the manufactured cost of the armored conduit and (ii) two per cent (2%) of the gross sales, net of discounts, allowances and returns. when actual production commeliukti; (following all pilot plant, developmental, prototype, and de-bugging production), SELLER shall, within forty-five (45) days after the end of each calendar quarter, provide SELLER with a report showing the
(i) aggregate costs of production of all armored conduit during the referenced quarter and (ii) the gross sales (on a cash basis) of all armored conduit, net of discounts, allowances and returns, during the referenced quarter, with the potential royalty on each such basis calculated. Each such report shall be accompanied by SELLER's payment of the larger royalty calculated on either method. (e) SELLER and International jointly and severally represent and warrant that the consideration set forth herein has been based upon both (i) the investments of them into the PATENTS and the exploitation costs of them to date and (ii) a negotiated royalty considered to be in the current market range and that after a review by the stockholders of international the consideration is fair and reasonable based upon the condition of SELLER and International at the present time, the lack of marketing and production, and the commitments of BUYER with respect to marketing and production.

         4. Marketing Obligations

BUYER shall:

         (i) Act vigorously to develop commercially marketable products;

         (ii) Act vigorously to obtain any necessary state, federal or other governmental or regulatory clearance; and

         (iii) Review BUYER's progress of the above performance obligations with appropriate SELLER and International personnel at intervals of six months to assure a reasonable level of contact, communication, and compliance.

         5. Production/Manufacturing Obligations

BUYER shall:

         (i) Act vigorously either to acquire or to construct a manufacturing facility for the purpose of producing armored conduit;

         (ii) Act vigorously to obtain any necessary state, federal or other governmental or regulatory clearance; and

         (iii) Review BUYER's progress of the above performance obligations with appropriate SELLER and International personnel at intervals of six months to assure a reasonable level of contact, communication, and compliance.

         6. No Defense by SELLER of Patent Position

         SELLER and International make no representation as to the value or validity of the PATENTS nor the status of infringement thereby or thereon. SELLER and International do not represent that the manufacture, production, distribution and/or sale of armored conduit will not infringe on the rights of any other party. Likewise, SELLER and International do not represent that the products of any other party do or do not infringe upon the rights/claims granted in the PATENTS. BUYER shall be responsible, at its own expense, for the bringing of and the defense of all patent infringement suits. However, in any such a suit, the SELLER and/or International at its (their) option may participate and contribute to the costs of litigation in any proportion it (they) wishes, up to 49%. Their (its) aggregate contribution may not exceed 49% without the express written consent of BUYER. Notice of the election of the SELLER and/or International thus to participate, and the election of the proportion in which SELLER and/or International will participate, Must be given to BUYER in writing within 90 days of Buyer's notice to SELLER and International that BUYER will sue under the provisions of this paragraph. The SELLER and/or International will then share in any damages, profits, and awards in the same proportions to which each contributes to the costs of litigation. The pendency of a lawsuit for infringement of any claim of any PATENTS or otherwise concerning the validity or enforceability of any PATENTS shall not effect in any way any obligations to pay the purchase pride, fees, .royalties or other amounts under this Agreement.

         7. Auditing

         (a) BUYER agrees to make and keep full and accurate books and records showing the sublicensing, manufacturing, use, distribution, and sale of any products pursuant to the PATENTS. BUYER further agrees that SELLER and International, SELLER and International designee, agent or representative may inspect and audit BUYER's books and records pertaining to such products and the manufacture and sale thereof during regular business hours on ten days' written notice, and may make copies of those books and records at BUYER's place of business to the extent necessary to verify the payments due under this Agreement. Any such audit shall be at the expense of SELLER and International.

         (b) SELLER and International agree that, except to the extent SELLER and International may be required by applicable law to so disclose, it will not disclose and will keep confidential for the term of this Agreement and for a further period of three years thereafter any information about BUYER's customers, prices and other confidential information about the business affairs of BUYER which SELLER and International may discover in the course of any examination of books and records permitted under this Section.

         (c) In the event that BUYER assigns, sells or transfers the PATENTS or it the BUYER sublicences any right granted under the PATENTS, any agreement sublicensing, assigning, or otherwise transferring that right shall grant SELLER and International the same rights to audit the books and records au provided with respect to BUYER hereunder.

         (d) The right of SELLER and International to inspect the books and records of BUYER or of any sublicensee, assignee, or transferee shall continue past the term of or termination of this agreement, until all payments due under this Agreement have been made, or until two years after the term or termination of, this Agreement, whichever occurs later.

         7. No Warranties of_SELLER or International regarding PATENTS and technology

SELLER and International make no warranty or representation whatsoever as to the usefulness of the Patents or the technology embodied therein or represented thereby or their fitness for the purpose for which intended or for any other purpose. SELLER and International make no warranty or representation that the manufacture, use or sale of the armored conduit will be free from patent infringement.

         8. Warranties of SELLER and International

         (a) SELLER and International represent and warrant that there are no agreements, contracts, or understandings with respect to licenses or sublicenses or manufacturing, distribution or sales rights under the PATENTS.

         (b) SELLER and International represent and warrant that there are no pending orders or agreements or contracts for the sale of any armorcd conduit and there are no understandings with respect to the anticipated production costs, wholesale or distributor prices, or OEM or retail prices for armored conduit.

         (c) SELLER and International represent and warrant that there are no distributorships, franchises, dealerships, or relationships established or existing.

         (d) SELLER and International represent and warrant that they are not aware of and have no notice of and have no notice of (I) any litigation or threatened litigation against either Company other than the Topper litigation,
(II) any litigation or threatened litigation relating to the ownership or validity or the PATENTS or claiming that the armored conduit infringes any other patent, and (III) any litigation or threatened litigation claiming any infringement on the claims in the PATENTS.

         9. Indemnification

         (a) BUYER shall defend, indemnify, and hold harmless SELLER and International, and SELLER and International agents, officers, board members and employees from and against any and all claims, damages, losses, and expenses, including reasonable attorney & fees to or for an attorney of SELLER and International's choosing, for claims for damages to property, ii)injury to persons, or death of persons, or for any other damage arising out of or in any way related to the sublicensing, manufacture, use, distribution, marketing, or sale of armored conduit by BUYER or by anyone for whom BUYER may be responsible, including but not limited to BUYER'S associates, affiliates, DIRECTORS, officers, employees, SUBLICENSORS, assigned, and BUYER transferees.

         (b) BUYER agrees to defend SELLER and International and any of SELLER and International's agents, employees, officers, board member, or anyone for whom SELLER and International may be liable ("Indemnitees") , against any such lawsuit referred to in subparagraph (a) of this Section at BUYER'S expense, and to pay any judgment rendered against any Indemnitee in any such lawsuit, together with all costs and reasonable attorney's fees to or for and attorney of SELLER and International's choosing incurred inpreparing for defending any such lawsuit. Any sublicense, transfer, or assignment of any BUYER's rights under this Agreement shall approximately impose the obligations of this Section on any SUBLICENSEE, transferee, or assignee.

         (c) SELLER and International shall defend, indemnify, and hold harmless BUYER and BUYER's agents, officers, board members and employees from and against any and all claims, damages, losses, and expenses, including reasonable attorney's fees to or for an attorney of BUYERS choosing, for any claims for: property rights in or to; rights in or to; liens on or to; security interests in or to; the PATENTS, and also any claims for rights, privileges or licenses contrary to the Premises of this Agreement or the representations and warranties of SELLER and International in Section 8 and sub-paragraphs 1(d) and 3(e). In addition, SELLER and International shall reimburse BUYER for, indemnify BUYER against, and hold BUYER harmless from, any costs, losses,, expenses, damages, awards, and/or judgments arising directly or indirectly out of, or in any way related directly or indirectly to, any such litigation.

         (d) The indemnification of SELLER and International in subparagraph (c) above shall extend to any of BUYER's agents, employees, officers, board members, or anyone for whom BUYER may be liable (Indemnitees"), against any such lawsuit referred to in subparagraph (c) of this Section. Any sublicense, transfer, or assignment of any BUYER'S rights under this Agreement may expressly provide the benefits of this sub-paragraph to any sublicensee, transferee, or assignee, but that shall not be required in order for such a person to receive the benefits hereof.

         10. Insurance

         (a) Prior to the first use of any armored conduit, BUYER shall obtain liability insurance coverage for any and all liability arising out of subleasing, manufacturing, use, distribution, marketing, or sale of any armored conduit.

SELLER and International shall be named insiders in any such liability insurance. The amount of liability insurance coverage shall be for at least $1,000,000.

         (b) BUYER shall forward written evidence of the above amounts of liability insurance coverage to SELLER and International, prior to the first use of any armored conduit. The obligation to provide SELLER written evidence of the liability insurance required by this section shall continue so long as BUYER makes, uses, or sells armored conduit.

         (c) Any sublicense, assignee, or transferee of any rights under the PATENTS or this Agreement shall each obtain the type and amount of liability insurance required by subparagraph (a) of this Section.

         ii. Breach or Default

         (a) If BUYER Shall not, within twenty-four (24) months of the date hereof, acquire or construct a facility for the production and manufacture of armored conduit, then regardless of the status of the cash purchase price Installment payments hereunder or the payments of the "minimum royalty" items hereunder there shall be a breach of this Agreement.

         (b) If BUYER shall be delinquent in the payment of any installment of the cash purchase price hereunder, which delinquency is not cured within thirty
(30) days after the giving of written notice of such delinquency by SELLER, there shall be a breach of this Agreement.


         (C) If any representation or warranty of SELLER and/or International herein shall be found to be incorrect, not consistent with the facts, or otherwise inaccurate, there shall be a breach of this Agreement.

(d) In the event of a
breach of this Agreement by BUYER, SELLER may require that SELLER reconvey the PATENTS to SELLER and SELLER shall have the option to purchase the business and assets pertaining to the exploitation of such PATENTS from BUYER at the then current book value thereof, as shown on Buyer's books.

         (e) In the event of a breach of this Agreement by Seller and/or International, BUYER may, as relevant and applicable, (i) extend the time for performance of all provisions hereof for an equal period of time plus thirty
(30) days, (ii) withhold all sums owing to BUYER together with interest at seven per cent (7t) from any sums owing to SELLER or International hereunder (whether cash purchase price installments, royalties, or otherwise) or (iii) take such action, at the expense of SELLER and/or International, to cure such breach, or
(iv) terminate this Agreement, tender the PATENTS together with the offer to sell to SELLER and International the business and assets pertaining to the exploitation of such PATENTS from BUYER at the original cost value thereof, together with seven per cent (7%) interest thereon since the date the costs were incurred, in which event SELLER and INTERNATIONAL, jointly and severally shall purchase such PATENTS and business and assets.

         12. NOTICES

         All notices to a party shall be deemed given when mailed by registered or certified mail to the address set forth below or such other address as may be substituted therefor by notice:


TO SELLER:
With a copy to:
_________________________________, Esq.

TO International:
with a copy to:
_________________________________,   Esq.
TO BUYER.,
With a copy to:
_________________________________,   Esq.

         13. Integration

         This Agreement is the entire Agreement among the parties and supersedes the Letter of Intent of November 9, 1995 and any other prior agreements among the parties with respect thereto except as herein specified. There are no representation, warranties or other agreements except as expressed in this Agreement. No alteration, modification, or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.

         14. Amendments

         This Agreement may be amended only with the written approval of the party to be charged therewith provided, however, that no such amendment may be made that would cause a breach of any warranty or representation herein.

         15. No Assignment

         This agreement may not be assigned by any party or by operation of law or otherwise, except that BUYER may assign its rights hereunder to a wholly-owned subsidiary for the purpose of implementing the terms hereof.

         16. Construction

         Whenever required by the context hereof: the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman.

         17. Interpretation

         It is the intent of the parties that this Agreement shall be construed and interpreted, and that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of New York.

         18. Binding Effect

         This Agreement shall be binding upon and shall inure to the benefit of the parties and their successor's and assigns.

         19. Arbitration

         Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof, that cannot be resolved by negotiations shall be resolved by arbitration, to be held in Flushing, New York, In accordance with the rules and regulations of the American Arbitration Association, except that the provisions for discovery shall be as set forth in the Rules or Civil procedural then in effect in New York. Failure of a party to participate or cooperate shall constitute grounds for default judgment. The arbitrator shall award legal fees and costs to the prevailing party. The decision of the arbitrator shall in each case, including awards and the allocation of costs, be final and binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof.

         20. Counterparts

         This Agreement may be executed in two or more counterparts, any one of which shall be deemed to be an original.

         21. No Broker's or Finder's Fees

         No agent, broker, person, or firm acting on behalf of either party or any of their subsidiaries or under the authority of any of them is or will be entitled to any commission or broker's or finders fee or financial advisory fee in connection with any of the transactions contemplated herein.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement on the date first above written.

                                                  PROGRESSIVE POLYMERICS, INC.
ATTEST:
                                                  BY:__________________________
                                                  PROGRESSIVE POLYMERICS
                                                  INTERNATIONAL, INC.

ATTEST:
                                                  BY:__________________________

                                                  FIDELITY HOLDINGS, INC.

ATTEST:
                                                  BY:__________________________